Exhibit 99.1

Pep Boys Reports Q1 Results

- Earnings Per Share From Continuing Operations Increases by 67% to $0.10 –

PHILADELPHIA – June 10, 2008 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, announced the following results for the thirteen weeks (first quarter) ended May 3, 2008.

Operating Results

First Quarter

Sales

Sales for the thirteen weeks ended May 3, 2008 were $498.0 million, as compared to $539.6 million for the thirteen weeks ended May 5, 2007. Comparable Sales decreased 5.6%, including a 6.2% comparable merchandise sales decrease and a 2.9% comparable service revenue decrease. In accordance with GAAP, merchandise sales includes merchandise sold through both our retail and service center lines of business and service revenue is limited to labor sales. Re-categorizing Sales into the respective lines of business from which they are generated, comparable Service Center Revenue (labor plus installed merchandise and tires) increased 0.6% and comparable Retail Sales (DIY and Commercial) decreased 10.2%.

Earnings

Net Earnings from Continuing Operations increased to $5.3 million or $0.10 per share (basic and diluted) from Net Earnings from Continuing Operations of $3.1 million or $0.06 per share (basic and diluted) for the comparable period in the prior year. Net Earnings increased to $4.7 million or $0.09 per share (basic and diluted) from net earnings of $3.2 million or $0.06 per share for the prior year.

Commentary

Interim CEO Mike Odell said, “We are pleased with the progress we have made this quarter.  Our service center business revenue and profitability increased.  We are broadening our core automotive assortment offering and see positive trends in the categories that have been re-assorted.  Our remaining non-core clearance inventory is down to $12.6 million and we expect to complete the sell-through by the end of the second quarter.  And, most importantly, we are energizing our team to serve our customers, because that's where it all starts.”

He continued, “We announced our long-term strategic plan last November and our vision remains unchanged - to take our leading position in the automotive services and accessories categories and become the automotive solutions provider of choice for the value-oriented customer.  In order to achieve this vision, we are continuing to lead our turnaround by growing our profitable service center business and leveraging our big boxes with improved parts coverage to support our service, retail and commercial customers.  We are updating our sales floor assortments in our automotive superstores to be dominant in the eyes of our customers.  And, of course, we consistently pursue profit improvement through increased productivity, margin and expense controls.”

CFO Ray Arthur commented, “During the quarter, we completed two sale leaseback transactions allowing us to further reduce our long term debt by $58.7 million and build $87.3 in cash and equivalents.  Please note that first quarter 2008 Net Earnings From Continuing Operations includes, on a pre-tax basis, a $5.5 million Net Gain from Dispositions of Assets resulting from sale leaseback transactions.  First quarter 2007 Net Earnings From Continuing Operations included, on a pre-tax basis, a $3.7 million gain from an insurance claim for stores impaired during Hurricane Katrina in 2005 ($1.3 million of which was recognized in Cost of Merchandise sales) and a $3.9 million charge to SG&A for CEO transition costs.”

Pep Boys has over 560 stores and approximately 6,000 service bays in 35 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the first quarter will be broadcast live on Tuesday, June 10, 2008 at 8:30 a.m. ET over the Internet at the Vcall website, located at http://www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of June 10 on Pep Boys’ website at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Ray Arthur, 215-430-9720

Media Contact: Alex Spooner, 215-430-9588

Internet: http://www.pepboys.com

Pep Boys Financial Highlights

Millions of Dollars Except Per Share Amounts

Thirteen weeks ended	May 3, 2008	May 5, 2007

Total Revenues	$498.0	$539.6

Net Earnings From Continuing Operations	$5.3	$3.1

Basic Earnings Per Share:
Average Shares	52,063,000	53,122,000

Net Earnings From Continuing Operations	$0.10	$0.06

Diluted Earnings Per Share:
Average Shares	52,170,000	53,634,000

Net Earnings From Continuing Operations	$0.10	$0.06